EXHIBIT 4.2

THIS PURCHASE WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS PURCHASE WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SECURITIES IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND AN OPINION SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.

COMMON STOCK PURCHASE WARRANT

For the Purchase of 1,500,000 Shares of Common Stock
of
1347 PROPERTY INSURANCE HOLDINGS, INC.

1.                  Purchase Warrant. THIS CERTIFIES THAT, in consideration of the voluntary termination by 1347 Advisors LLC, a Delaware limited liability company (the “Holder”), of the Management Services Agreement, dated February 11, 2014, by and between 1347 Property Insurance Holdings, Inc., a Delaware corporation (the “Company”) and the Holder pursuant to the Agreement to Buyout and Release, dated as of February 24, 2015, by and between the Company and the Holder, and for other good and valuable consideration, Holder, as registered owner of this Purchase Warrant, is entitled, at any time or from time to time from February 24, 2015 (the “Commencement Date”), and at or before 5:00 p.m., Eastern time, February 24, 2022 (the “Expiration Date”), but not thereafter, to subscribe for, purchase and receive, in whole or in part, up to 1,500,000 shares of common stock of the Company, par value $0.001 per share (the “Shares”), subject to the limitations as provided in Section 2.2 hereof and adjustment as provided in Section 5 hereof. If the Expiration Date is a day on which banking institutions are authorized by law to close, then this Purchase Warrant may be exercised on the next succeeding day which is not such a day in accordance with the terms herein. During the period ending on the Expiration Date, the Company agrees not to take any action that would terminate this Purchase Warrant. This Purchase Warrant is initially exercisable at $15.00 per Share; provided, however, that upon the occurrence of any of the events specified in Section 5 hereof, the rights granted by this Purchase Warrant, including the Exercise Price and the number of Shares to be received upon such exercise, shall be adjusted as therein specified. The term “Exercise Price” shall mean the initial exercise price per Share or the adjusted exercise price per Share, depending on the context.

2.                  Exercise.

2.1              Exercise Form. In order to exercise this Purchase Warrant, the exercise form attached hereto must be duly executed and completed and delivered to the Company, together with this Purchase Warrant and payment of the Exercise Price for the Shares being purchased payable in cash by wire transfer of immediately available funds to an account designated by the

Company or by certified check or official bank check. If the subscription rights represented hereby shall not be exercised at or before 5:00 p.m., Eastern time, on the Expiration Date, this Purchase Warrant shall become and be void without further force or effect, and all rights represented hereby shall cease and expire.

2.2              Limitations on the Number of Shares Issuable.

2.2.1              Notwithstanding anything herein to the contrary, the Company shall not issue to Holder any Shares issuable upon exercise of this Warrant (the “Warrant Shares”) to the extent that after giving effect to such issuance of Warrant Shares, the Holder (together with Holder’s affiliates) would (a) beneficially own in excess of 19.9% of the number of shares of the Company’s common stock outstanding immediately after giving effect to such issuance (the “Maximum Aggregate Ownership Amount”) or (b) control in excess of 19.9% of the total voting power of the Company’s securities outstanding immediately after giving effect to such issuance that are entitled to vote on a matter being voted on by holders of the Company’s common stock (the “Maximum Aggregate Voting Amount”), unless and until the Company obtains stockholder approval permitting such issuance in accordance with applicable NASDAQ Stock Market rules (“Stockholder Approval”).

2.2.2              For purposes of this Section 2.2, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

2.2.3              For purposes of this Section 2.2, in determining the number of outstanding shares of the Company’s common stock, Holder may rely on the number of outstanding shares of the Company’s common stock as reflected in (i) the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as the case may be, filed with the Securities and Exchange Commission, (ii) a more recent public announcement by the Company, or (iii) any other written notice by the Company or the Company’s transfer agent setting forth the number of shares of the Company’s common stock outstanding. Upon the written or oral request of Holder, the Company shall within five business days confirm orally and in writing to Holder the number of shares of the Company’s common stock then outstanding.

2.2.4              If on any attempted exercise of this Warrant, the issuance of Warrant Shares would cause Holder to exceed the Maximum Aggregate Ownership Amount or the Maximum Aggregate Voting Amount, and the Company shall not have previously obtained Stockholder Approval at the time of exercise, then the Company shall issue to Holder such number of Warrant Shares as may be issued below the Maximum Aggregate Ownership Amount or Maximum Aggregate Voting Amount, as the case may be.

2.2.5              The Company shall, at the next annual meeting of stockholders of the Company (the “Stockholder Meeting”), seek approval from the Company’s stockholders of a proposal approving the issuance of the Warrant Shares in excess of the Maximum Aggregate Ownership Amount and the Maximum Aggregate Voting Amount upon exercise of the Warrant in accordance with applicable law and the rules and regulations of the NASDAQ Stock Market.

2.2.6              If stockholder approval of the matters set forth in Section 2.2.5 hereof is not obtained at the Stockholder Meeting, the Company shall cause the Registration Rights Agreement, dated February 28, 2014, by and between Kingsway America Inc. and the Company (the “Registration Rights Agreement”) to be amended to provide that (i) Holder is granted a demand registration right thereunder with respect to the resale by Holder of the Warrants, which demand registration may, at the option of Holder, be for the Company to file a shelf registration statement that permits the resale of the Warrants from time to time thereunder, (ii) the Company is required to include the Warrants in any shelf registration statement that the Company files after the date of such amendment and (iii) if Holder exercises its demand registration right under such amended Registration Rights Agreement with respect to the Warrants, Holder shall pay all expenses (including the Company’s expenses) relating to the registration of such Warrants.

2.3              Agreement to Comply with the Securities Act; Legend. The Holder agrees to comply in all respects with the provisions of this Section 2.3 and the restrictive legend requirements set forth on the face of this Purchase Warrant and further agrees that such Holder shall not offer, sell or otherwise dispose of this Purchase Warrant or any Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act of 1933, as amended (the “Securities Act”). This Purchase Warrant and all Shares issued upon exercise of this Purchase Warrant (unless registered under the Securities Act) shall be stamped or imprinted with a legend in substantially the following form:

“THIS PURCHASE WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS PURCHASE WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SECURITIES IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND AN OPINION SATISFACTORY TO THE CORPORATION TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.”

3.                  Transfer.

3.1              General Restrictions. The Holder may transfer or assign this Purchase Warrant to others subject to compliance with or exemptions from applicable securities laws and compliance with this Section 3.1 and Section 3.2. In order to make any permitted assignment, the Holder must deliver to the Company the assignment form attached hereto duly executed and completed, together with the Purchase Warrant and payment of all transfer taxes, if any, payable in connection therewith. The Company shall within five (5) business days transfer this Purchase Warrant on the books of the Company and shall execute and deliver a new Purchase Warrant or Purchase Warrants of like tenor to the appropriate assignee(s) expressly evidencing the right to purchase the aggregate number of Shares purchasable hereunder or such portion of such number as shall be contemplated by any such assignment.

3.2              Restrictions Imposed by the Securities Act. The securities evidenced by this Purchase Warrant shall not be transferred unless and until: (i) the Company has received the opinion of counsel for the Holder that the securities may be transferred pursuant to an exemption from registration under the Securities Act and applicable state securities laws, the availability of which is established to the reasonable satisfaction of the Company or (ii) a registration statement or a post-effective amendment to the registration statement relating to the offer and sale of such securities has been filed by the Company and declared effective by the U.S. Securities and Exchange Commission and compliance with applicable state securities law has been established.

4.                  New Purchase Warrant to be Issued.

4.1              Partial Exercise or Transfer. Subject to the restrictions in Section 3 hereof, this Purchase Warrant may be exercised or assigned in whole or in part. In the event of the exercise or assignment hereof in part only, upon surrender of this Purchase Warrant for cancellation, together with the duly executed exercise or assignment form and funds sufficient to pay any Exercise Price and/or transfer tax due at the time of exercise or assignment, the Company shall cause to be delivered to the Holder without charge a new Purchase Warrant of like tenor to this Purchase Warrant in the name of the Holder evidencing the right of the Holder to purchase the number of Shares purchasable hereunder as to which this Purchase Warrant has not been exercised or assigned.

4.2              Lost Certificate. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Purchase Warrant and of reasonably satisfactory indemnification or the posting of a bond, the Company shall execute and deliver a new Purchase Warrant of like tenor and date. Any such new Purchase Warrant executed and delivered as a result of such loss, theft, mutilation or destruction shall constitute a substitute contractual obligation on the part of the Company.

5.                  Adjustments.

5.1              Adjustments to Exercise Price and Number of Securities. The Exercise Price and the number of Shares underlying the Purchase Warrant shall be subject to adjustment from time to time as hereinafter set forth:

5.1.1              Share Dividends; Split Ups. If, after the date hereof, and subject to the provisions of Section 5.3 below, the number of outstanding Shares is increased by a stock dividend payable in Shares or by a split up of Shares or other similar event, then, on the effective day thereof, the number of Shares purchasable hereunder shall be increased in proportion to such increase in outstanding Shares, and the Exercise Price shall be proportionately decreased.

5.1.2              Aggregation of Shares. If, after the date hereof, and subject to the provisions of Section 5.3 below, the number of outstanding Shares is decreased by a consolidation, combination or reclassification of Shares or other similar event, then, on the effective date thereof, the number of Shares purchasable hereunder shall be decreased in proportion to such decrease in outstanding Shares, and the Exercise Price shall be proportionately increased.

5.1.3              Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Shares other than a change covered by Section 5.1.1 or 5.1.2 hereof or that solely affects the par value of such Shares, or in the case of any share reconstruction or amalgamation or consolidation of the Company with or into another corporation (other than a consolidation or share reconstruction or amalgamation in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Shares), or in the case of any sale or conveyance to another corporation or entity of the property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Holder of this Purchase Warrant shall have the right thereafter (until the expiration of the right of exercise of this Purchase Warrant) to receive upon the exercise hereof, for the same aggregate Exercise Price payable hereunder immediately prior to such event, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, share reconstruction or amalgamation, or consolidation, or upon a dissolution following any such sale or transfer, by a holder of the number of Shares of the Company obtainable upon exercise of this Purchase Warrant immediately prior to such event; and if any reclassification also results in a change in Shares covered by Section 5.1.1 or 5.1.2, then such adjustment shall be made pursuant to Sections 5.1.1, 5.1.2 and this Section 5.1.3. The provisions of this Section 5.1.3 shall similarly apply to successive reclassifications, reorganizations, share reconstructions or amalgamations, or consolidations, sales or other transfers.

5.1.4              Changes in Form of Purchase Warrant. This form of Purchase Warrant need not be changed because of any change pursuant to this Section 5.1, and Purchase Warrants issued after such change may state the same Exercise Price and the same number of Shares as are stated in the Purchase Warrant initially issued pursuant to this Agreement. The acceptance by any Holder of the issuance of new Purchase Warrants reflecting a required or permissive change shall not be deemed to waive any rights to an adjustment occurring after the Commencement Date or the computation thereof.

5.2              Substitute Purchase Warrant. In case of any consolidation of the Company with, or share reconstruction or amalgamation of the Company with or into, another corporation (other than a consolidation or share reconstruction or amalgamation which does not result in any reclassification or change of the outstanding Shares), the corporation formed by such consolidation or share reconstruction or amalgamation shall execute and deliver to the Holder a supplemental Purchase Warrant providing that the holder of this Purchase Warrant shall have the right thereafter (until the stated expiration of such Purchase Warrant) to receive, upon exercise of such Purchase Warrant, the kind and amount of shares of stock and other securities and property receivable upon such consolidation or share reconstruction or amalgamation, by a holder of the number of Shares of the Company for which such Purchase Warrant might have been exercised immediately prior to such consolidation, share reconstruction or amalgamation, sale or transfer. Such supplemental Purchase Warrant shall provide for adjustments which shall be identical to the adjustments provided for in this Section 5. The above provision of this Section shall similarly apply to successive consolidations or share reconstructions or amalgamations.

5.3              Elimination of Fractional Interests. The Company shall not be required to issue certificates representing fractions of Shares upon the exercise of the Purchase Warrant, nor shall it be required to issue scrip or pay cash in lieu of any fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up or down, as the case may be, to the nearest whole number of Shares or other securities, properties or rights.

6.                  Reservation. The Company shall at all times reserve and keep available out of its authorized Shares, solely for the purpose of issuance upon exercise of this Purchase Warrant, such number of Shares or other securities, properties or rights as shall be issuable upon the exercise thereof. The Company covenants and agrees that, upon exercise of this Purchase Warrant and payment of the Exercise Price therefor, in accordance with the terms hereby, all Shares and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any shareholder.

7.                  Certain Notice Requirements.

7.1              Holder’s Right to Receive Notice. Nothing herein shall be construed as conferring upon the Holders the right to vote or consent or to receive notice as a shareholder for the election of directors or any other matter, or as having any rights whatsoever as a shareholder of the Company. If, however, at any time prior to the expiration of this Purchase Warrant, any of the events described in Section 7.2 shall occur, then the Company shall give written notice of such event at least fifteen days prior to the date fixed as a record date or the date of closing the transfer books, as the case may be, for the determination of the shareholders entitled to such dividend, distribution, conversion or exchange of securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of the closing of the transfer books, as the case may be.

7.2              Events Requiring Notice. The Company shall be required to give the notice described in this Section 7 upon the occurrence of one or more of the following events: (i) if the Company shall take a record of the holders of its Shares for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company, (ii) the Company shall offer to all the holders of its Shares any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option, right or warrant to subscribe therefor, or (iii) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or share reconstruction or amalgamation) or a sale of all or substantially all of its property, assets and business shall be proposed. The Holder shall keep the information provided in such notices confidential unless and until such information is disclosed publicly by the Company.

7.3              Notice of Change in Exercise Price. The Company shall, promptly after an event requiring a change in the Exercise Price pursuant to Section 5 hereof, send notice to the Holder of such event and change (“Price Notice”). The Price Notice shall describe the event causing the change and the method of calculating same and shall be certified as being true and accurate by the Company’s Chief Financial Officer.

7.4              Notices. All notices and other communications provided for in this Purchase Warrant shall be given in writing, addressed to the recipient as follows (or at such other address that shall be specified in a notice given in accordance with this Section 7.4):

If to Holder:	1347 Advisors LLC
150 Pierce Road, 6th Floor
Itasca, IL 60143
Fax No.: 847-952-7079
Attention: President

If to the Company:	1347 Property Insurance Holdings, Inc.
1511 N. Westshore Blvd., Suite 870
Tampa, FL 33607
Fax No.: 813-579-6237
Attention: President

All notices and other communications shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, five days after being deposited in the mail (by registered or certified mail, postage prepaid), and (iii) if delivered by facsimile, when received.

8.                  Miscellaneous.

8.1              Amendments. No amendment or modification of this Purchase Warrant shall be valid unless made in writing and signed by each of the Company and Holder.

8.2              Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Purchase Warrant.

8.3              Entire Agreement. This Purchase Warrant is the entire agreement of the parties hereto relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Purchase Warrant which are not set forth herein. This Purchase Warrant replaces and supersedes any and all prior discussions and agreements that the parties hereto have had and have entered into with respect to the subject matter hereof.

8.4              Binding Effect. This Purchase Warrant shall inure solely to the benefit of and shall be binding upon the Holder and the Company and their permitted assignees, respective successors, legal representative and assigns, and no other individual or entity or other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Purchase Warrant or any provisions herein contained.

8.5              Governing Law. This Purchase Warrant shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Delaware without giving effect to any choice of conflict law provision or rule (whether of the State of Delaware or any other jurisdiction).

8.6              EACH PARTY HERETO, ON BEHALF OF ITSELF AND ITS AFFILIATES AND SUBSIDIARIES, TO THE FULLEST EXTENT PERMITTED BY LAW, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN

ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. THE WAIVER APPLIES TO ANY ACTION OR LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES HERETO ACKNOWLEDGE THIS WAIVER OF TRIAL BY JURY BY PLACING THEIR INITIALS HERE:

WAH	DNR
Holder	The Company

8.7              Counterparts; Facsimiles. This Purchase Warrant may be executed in counterparts, each of which may be executed and delivered via facsimile or portable document format (.PDF) electronic delivery with the same validity as if it were an ink-signed document and each of which shall be effective and binding on the parties as of the date first set forth above. Each such counterpart shall be deemed an original and, when taken together with other signed counterparts, shall constitute one and the same Purchase Warrant.

8.8              Waiver, etc. The failure of the Company or the Holder to at any time enforce any of the provisions of this Purchase Warrant shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Purchase Warrant or any provision hereof or the right of the Company or any Holder to thereafter enforce each and every provision of this Purchase Warrant. No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Purchase Warrant shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non-fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach, non-compliance or non-fulfillment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Purchase Warrant to be signed by its duly authorized officer as of the 24th day of February, 2015.

1347 PROPERTY INSURANCE HOLDINGS, INC.

By: /s/ Douglas N. Raucy
Name: Douglas N. Raucy
Title: President and Chief Executive Officer

Accepted and agreed:

1347 ADVISORS LLC

By: /s/ William A. Hickey, Jr.
Name: William A. Hickey, Jr.
Title: Managing Director

[Signature Page to Common Stock Purchase Warrant]

[Form to be used to exercise Purchase Warrant]

Date: __________, 20___

The undersigned hereby elects irrevocably to exercise the Purchase Warrant for ______ shares of common stock, par value $0.001 per share (the “Shares”), of 1347 Property Insurance Holdings, Inc., a Delaware corporation (the “Company”), and hereby makes payment of $____ (at the rate of $____ per Share) in payment of the Exercise Price pursuant thereto. Please issue the Shares as to which this Purchase Warrant is exercised in accordance with the instructions given above and, if applicable, a new Purchase Warrant representing the number of Shares for which this Purchase Warrant has not been exercised.

Signature
Signature Guaranteed

NOTICE: The signature to this form must correspond with the name as written upon the face of the Purchase Warrant without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank, other than a savings bank, or by a trust company or by a firm having membership on a registered national securities exchange.

[Form to be used to assign Purchase Warrant]

ASSIGNMENT

(To be executed by the registered Holder to effect a transfer of the within Purchase Warrant):

FOR VALUE RECEIVED, __________________ does hereby sell, assign and transfer unto the right to purchase shares of common stock, par value $0.001 per share, of 1347 Property Insurance Holdings, Inc., a Delaware corporation (the “Company”), evidenced by the Purchase Warrant and does hereby authorize the Company to transfer such right on the books of the Company.

Dated: __________, 20__
Signature
Signature Guaranteed

NOTICE: The signature to this form must correspond with the name as written upon the face of the within Purchase Warrant without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank, other than a savings bank, or by a trust company or by a firm having membership on a registered national securities exchange.